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Exhibit 10.14

FORM OF OPTION AGREEMENT
(Erskine Village)

        THIS OPTION AGREEMENT (this "Agreement") is made as of            ,             2004 by and among, Kite Realty Group L.P., a Delaware limited partnership ("Kite Realty"), Kite South Bend, LLC, an Indiana limited liability company ("Optionor") and Alvin E. Kite, Jr., John A. Kite, Paul W. Kite and Thomas K. McGowan (each a "Member" and, collectively, the "Members").

R E C I T A L S

        WHEREAS, Kite Realty, the general partner of which is Kite Realty Group Trust, a Maryland real estate investment trust (the "REIT"), and the REIT are engaging in various related transactions pursuant to which, among other things, (i) Kite Realty will acquire interests in various entities that own or lease real estate properties in which certain persons affiliated with the REIT, including the Members, have interests, (ii) the REIT will acquire interests in certain service businesses currently owned by persons affiliated with the REIT, including certain of the Members and (iii) the REIT will effect an initial public offering of its common shares and contribute the proceeds therefrom for a like number of units of partnership interest in Kite Realty (the "Kite IPO," and together with the other transactions described above, the "Kite IPO Transactions");

        WHEREAS, KSK Scottsdale Mall, L.P., a Delaware limited partnership (the "L.P."), currently owns that certain real property as described in Exhibit A hereto (the "Land") and the buildings, structures and other improvements situated on the Land or hereinafter constructed or acquired (the "Property");

        WHEREAS, Optionor currently owns a twenty-five percent (25%) limited partnership interest (the "Percentage Interest") in the L.P.;

        WHEREAS, each Member currently owns the ownership interest in Optionor set forth in Exhibit B hereto (the "Member Interests"); and

        WHEREAS, As part of the Kite IPO Transactions, Optionor desires to grant to Kite Realty an option to acquire all of the right, title and interest in and to Optionor's partnership interest in the L.P., including, without limitation, all of Optionor's Percentage Interest, voting rights and interests in the capital, profits and losses arising out of such Percentage Interest (such right, title and interest hereinafter collectively referred to as the "Partnership Interest"), on the terms and conditions specified in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I—THE OPTION

        1.1    Grant of Option.    Optionor hereby grants to Kite Realty an option to acquire all right, title and interest of Optionor in and to the Partnership Interest free and clear of any encumbrances on the Partnership Interest (other than encumbrances with respect to the Project Indebtedness (as defined in Section 3.1) or any Entity Indebtedness (as defined in Section 5.2)) on the terms and conditions set forth herein (the "Option").

        1.2    Commencement of Option.    Kite Realty shall have the right to exercise the Option at any time after the consummation of the Kite IPO until the expiration of the Option pursuant to

Section 1.3. Notwithstanding the foregoing, in the event the Kite IPO is not consummated prior to January 1, 2005, this Agreement shall become null and void and no party shall have any liability to the other parties hereunder with respect to the transactions contemplated hereby.

        1.3    Expiration of Option.    Subject to Section 6.1 hereof, the Option shall expire on the fifth anniversary of the consummation of the Kite IPO (the "Option Term").

        1.4    Consents.    The consummation of the transactions contemplated by this Agreement are subject to any consents required under the organizational documents of the L.P., any consents required under the "Project Indebtedness" and any "Entity Indebtedness" and (a) in the case of the transfer of the Partnership Interest, any other consents required to be obtained prior to the transfer of the Partnership Interest, or (b) in the case of the transfer of the Member Interests pursuant to Section 5.2, any other consents required to be obtained prior to the transfer of the Member Interests.

        1.5    Subordination.    The Option granted by this Agreement and the rights of Kite Realty hereunder are and shall be subordinate to the Project Indebtedness and any Entity Indebtedness.

ARTICLE II—PROCESS FOR EXERCISE OF THE OPTION

        2.1    Exercise.    The Option may be exercised during the Option Term by delivery of written notice by Kite Realty to Optionor (the "Exercise Notice"), stating that the Option is exercised on the terms set forth in this Agreement. The Exercise Notice shall specify the name of the First Appraiser (as defined in Section 3.1(a)(ii)). The date upon which the Exercise Notice is delivered by Optionor in accordance with this Agreement is hereinafter referred to as the "Exercise Date." If the Option is timely exercised, subject to Section 3.1(f), the Partnership Interest shall be conveyed, and the closing date of such acquisition, transfer and conveyance (the "Closing Date") shall occur, within 45 days after the determination of the Acquisition Consideration (as defined in Section 3.1) in accordance with Section 3.1. The exercise of the option is subject to the approval of the "independent" members of the Board of Trustees of the REIT (as defined in the REIT's Bylaws), as general partner of Kite Realty.

        2.2    Inspection.    During the term of this Agreement and following consent of the L.P. (which Optionor agrees to use its commercially reasonable efforts to obtain), Optionor agrees to permit Kite Realty and Kite Realty's agents to enter upon the Property, subject to the rights of any tenants, at reasonable times to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Property. Kite Realty hereby agrees to repair any damage it or its agents may cause to the Property as a result of any such inspections or tests or any other related damage caused by Kite Realty or its agents, and further agrees to indemnify, defend and hold Optionor, Optionor's managers, the L.P. and the Members harmless from and against any and all claims, losses, damages and expenses, including, without limitation, reasonable attorneys' fees, suffered by Optionor, Optionor's managers, the L.P. and/or the Members as a direct result of the entry by Kite Realty or Kite Realty's agents upon, or acts upon, the Property in connection with any such inspections or tests or any other related damage caused by Kite Realty or its agents.

        2.3    Information.    Optionor agrees to permit Kite Realty and its agents to review all books, records and other documentation reasonably requested by Kite Realty with respect to Optionor, the L.P., the Partnership Interest, the Member Interests and/or the Property, which are in Optionor's possession and control. Optionor will provide (or cause to be provided), upon request from Kite Realty, a report of the status of the Partnership Interest and the Property (to the extent within Optionor's possession and control), on a quarterly basis, which report shall include unaudited financials and such other information and data as Kite Realty may reasonably request regarding the Partnership Interest and the Property (to the extent within Optionor's possession and control); it being understood that, to the extent Kite Realty or any of its subsidiaries or affiliated companies is providing administrative services to the L.P. and/or Optionor with respect to the Property and/or the Partnership

Interest (including, without limitation, accounting and record-keeping services), Optionor shall be deemed to have satisfied its obligation under this Section 2.3 to the extent that the information requested by this Section 2.3 is available to Kite Realty or such subsidiaries or affiliated companies in connection with the performance of such administrative services, and such information should be deemed to have been delivered by Optionor to Kite Realty pursuant to this Section 2.3 (notwithstanding any obligations with respect to such information—confidential or otherwise—contained in any agreement providing for the performance of such administrative services).

ARTICLE III—ACQUISITION PROCESS

        3.1    Acquisition Consideration.

          (a)   The acquisition consideration to be paid by Kite Realty for the Partnership Interest (the "Acquisition Consideration") pursuant to an exercise of the Option under Section 2.1 shall be equal to the product of (x) 95% of the fair market value of the Property at the time, as determined in accordance with this Section 3.1 ("FMV"), less the Project Indebtedness, multiplied by (y) the Percentage Interest.

            (i)    FMV for this purpose shall mean the price at which a willing buyer would buy, and a willing seller would sell, the Property in an arms-length transaction assuming the Property is sold in an orderly disposition and each of the buyer and seller are aware of, and take into account, all relevant factors which exist at the time.

            (ii)   In the Exercise Notice, Kite Realty shall designate an appraiser (the "First Appraiser") to determine FMV for the Property. Optionor then shall have 10 days after receiving such notice to designate a second appraiser (the "Second Appraiser") by written notice to Kite Realty. If Optionor fails to timely designate the Second Appraiser, FMV shall be determined by the First Appraiser. The First Appraiser and the Second Appraiser each shall separately determine FMV in accordance with Section 3.1(a) and shall provide a detailed written valuation report to each of Optionor and Kite Realty within 45 days after the last day for designating the Second Appraiser. The designation of the First Appraiser shall be approved by a majority of the members of the Board of Trustees of the REIT, which majority must include a majority of "independent" trustees, as defined in the REIT's Bylaws. If only one appraiser timely submits a proper valuation report, its FMV determination shall be final, binding and conclusive for purposes of this Agreement. If both appraisers timely submit proper valuation reports, and their FMV determinations vary by 10% or less, FMV shall be equal to the average of the two FMV determinations. If both appraisers timely submit proper valuation reports, and their FMV determinations vary by more than 10%, the two appraisers shall promptly appoint a third appraiser (the "Third Appraiser"), which shall independently determine FMV in accordance with Section 3.1(a) and shall provide a detailed written valuation report to each of Optionor and Kite Realty within 45 days after its appointment. FMV shall then be equal to the average of the two closest FMV determinations submitted by the three appraisers. FMV as determined in accordance with Section 3.1(a) shall be final, binding and conclusive for purposes of this Agreement.

            (iii)  In preparing its FMV determination, each appraiser shall be provided with the same Property-specific source documents and information and the same access to personnel. Each appraiser shall determine a single point estimate of FMV, not a range of values. Only qualified real estate appraisers with at least five years' prior experience in the valuation of properties comparable to the Property in the area in which such Property is located, and that do not have any financial interest in any entities affiliated with the Members (excluding any existing or prior agreement or contractual arrangement to provide advisory or appraisal services to any such Members or any affiliates thereof) may be validly appointed to serve as an appraiser hereunder. Subject to Section 3.1(f), each of Optionor and Kite Realty shall pay all fees and costs of the appraiser designated by it and one-half of all fess and costs of the Third Appraiser, if any.

            (iv)  "Project Indebtedness" means any outstanding financing or other arrangements entered into by or on behalf of the L.P. after the date hereof which relate to the Property, including, without limitation, any mezzanine or bridge financing, or amendments or extensions thereof. The transfer of the Partnership Interest as contemplated by this Agreement shall be subject to any Project Indebtedness.

          (b)   On the Closing Date, the Acquisition Consideration shall be payable by Kite Realty, in the form of units of limited partnership interest in Kite Realty ("Units") or cash, in the sole and absolute discretion of Kite Realty. The value of Units shall be their "Market Value" as defined in this Section 3.1(b), and the number of Units shall be rounded to the nearest whole number of Units to avoid the issuance of fractional Units. The term "Market Value" means the average closing price of the common shares of beneficial interest, $0.01 par value per share, of the REIT (or any successor thereto) ("Common Shares") for the 10 consecutive trading days immediately preceding (but not including) the Closing Date. For purposes of determining Market Value, one Unit shall equal one Common Share, subject to any adjustments required under the Amended and Restated Agreement of Limited Partnership of Kite Realty, as may be amended and/or restated from time to time (the "Partnership Agreement"), or to reflect stock splits, reclassifications, dividends in-kind and the like.

          (c)   On the Closing Date, all reserves held by or on behalf of Optionor as required by applicable lenders or otherwise with respect to the Property or the Partnership Interest shall either be (i) retained by or returned to Optionor, or (ii) transferred to Kite Realty in which event a credit shall be applied to increase the Acquisition Consideration by the amount of such transferred reserves.

          (d)   In exercising the Option, Kite Realty will use reasonable commercial efforts to cooperate with Optionor and the Members to minimize any taxes, fees or prepayment penalties payable in connection with such exercise or the assumption or repayment of indebtedness relating to the Partnership Interest; provided that, except as otherwise set forth in this Agreement, such cooperation shall not require Kite Realty to unreasonably delay the Closing Date or require Kite Realty to assume additional liabilities or incur any material amount of out-of-pocket expenses.

          (e)   Pursuant to the Partnership Agreement, Units are exchangeable into Common Shares. It is currently anticipated that such Common Shares will be entitled to certain registration rights consistent with the REIT's practice at the time such Units are issued and subject to any restrictions or agreements affecting such rights to which the REIT or Kite Realty is bound.

          (f)    Kite Realty may decide at any time after delivery of an Exercise Notice, but before the Closing Date, not to proceed with the acquisition of the Partnership Interest as specified in the Exercise Notice; provided, that if Kite Realty revokes such Exercise Notice following the date on which any appraiser is appointed pursuant to Section 3.1(b), Kite Realty shall bear all of the costs and expenses of the appraisers incurred up to the date on which Kite Realty notifies Optionor and such appraisers of such revocation; and, provided further, that if a final FMV determination is made in accordance with Section 3.1 prior to Kite Realty's revocation of such Exercise Notice, such FMV determination shall be deemed to constitute the FMV of the Property for purposes of subsequent exercises of the Option for a period of six months following the date of such revocation.

        3.2    Acquisition Agreement.    On or prior to the Closing Date (subject to Section 3.1(f)), Optionor, the Members and Kite Realty shall execute and deliver the closing documentation attached hereto as

Exhibit C (the "Closing Documentation"). Optionor, the Members and Kite Realty shall thereafter additionally acknowledge, execute, deliver and/or file (as the case may be) any and all other documents, agreements or instruments reasonably necessary or appropriate to effectuate the acquisition, transfer and conveyance of the Partnership Interest in accordance with the terms of this Agreement.

        3.3    Withholding.    Optionor shall execute upon the conveyance of the Partnership Interest such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including, without limitation, those referred to in Section 7.4 below. If Optionor fails to provide such certificates or affidavits, Kite Realty may withhold a portion of the Acquisition Consideration as required by the Internal Revenue Code of 1986, as amended (the "Code") or applicable state law.

        3.4    Taxes.    If the transactions contemplated by this Agreement are consummated, then the following shall apply:

          (a)   Acquisition is Treated as Contribution.    If the Acquisition Consideration consists in whole or in part of Units, the transfer, assignment and exchange contemplated by this Agreement shall constitute a "Capital Contribution" to Kite Realty pursuant to Article IV of the Partnership Agreement and is intended to be governed by Section 721(a) of the Code, and the parties agree to report this transaction consistent with such treatment.

          (b)   Cooperation and Tax Disputes.    Optionor and the Members, on the one hand, and Kite Realty, on the other hand, shall provide each other with such cooperation and information relating to the Partnership Interest, the Member Interests, and to the extent within Optionor's possession and control, the L.P. and the Property, as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund or (iii) conducting or defending any proceeding in respect of taxes. Any time after the date hereof, Kite Realty shall promptly notify Optionor or the Members, as applicable, in writing upon receipt by Kite Realty or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Partnership Interest or the Member Interests and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of Kite Realty or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor or any of the Members with respect to any tax period ending on or before the Closing Date. Optionor and each Member shall promptly notify Kite Realty in writing upon receipt by Optionor or such Member, as the case may be, of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Optionor or the L.P., the Property, the Partnership Interest or any of the Member Interests. Each of Kite Realty, on the one hand, and Optionor and/or the Members, on the other hand, may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that Optionor and/or the Members shall collectively have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor and/or such Members, as the case may be, have acknowledged liability (except as a partner of Kite Realty) for the payment of any additional tax liability, and Kite Realty shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither Kite Realty, on the one hand, nor Optionor and/or the Members, on the other hand, may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the written consent of the other party, such written consent not to be unreasonably withheld or delayed. Each party shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

          (c)   Tax Allocations.    With respect to the Partnership Interest that is directly or indirectly contributed to Kite Realty as provided in Section 3.4(a) above, the parties agree that Kite Realty shall use the "traditional method", as described in Treasury Regulation Section 1.704-3(b), to make allocations of taxable income and loss among the partners of Kite Realty.

          (d)   Transfer Taxes.    Kite Realty shall pay the cost of all documentary transfer taxes arising from the sale of the Partnership Interest pursuant to the exercise by Kite Realty of the Option or from the transfer of the Member Interests pursuant to Section 5.2.

          (e)   Closing Costs.    Any recording fees, escrow fees, and other closing costs (except documentary transfer taxes as provided in Section 3.4(d) above) shall be allocated according to custom and practice based on the location of the Property.

          (f)    Survivability.    This Section 3.4 shall survive the termination of this Agreement for a period of one year from the date of such termination.

ARTICLE IV—RIGHT OF FIRST REFUSAL

        4.1    Right of First Refusal.    If Optionor receives a bona fide, good faith offer from an unaffiliated third party to purchase all right, title and interest in and to the Partnership Interest (the "Offer") at any time during the "ROFR Term" (as defined in Section 4.4), then, subject only to Kite Realty's right of first refusal contained in this Article IV, Optionor shall have the right to convey the entire Partnership Interest to such third party during the term of this Agreement. If Optionor desires to accept the Offer, Optionor shall first give written notice (the "ROFR Notice") thereof to Kite Realty (the date the ROFR Notice is delivered by Kite Realty in accordance with this Agreement is referred to as the "Notice Date"), which ROFR Notice shall include the proposed purchase price (the "Purchase Price"), the identity of the proposed transferee (the "Transferee") and other material terms (collectively, the "Acquisition Terms") of the proposed transfer of the Partnership Interest. Kite Realty shall have 30 days from the Notice Date either (i) to deliver written notice to Optionor (the "OP Notice") of its election to acquire the Partnership Interest for the same Purchase Price (payable in cash or Units, in Kite Realty's sole and absolute discretion) and otherwise on substantially the same Acquisition Terms as set forth in the Offer, or (ii) to deliver an Exercise Notice pursuant to the exercise of its Option under Section 2.1.

        4.2    Acquisition Process.    If Kite Realty timely delivers an Exercise Notice following receipt of a ROFR Notice, subject to Section 4.1, the provisions of Article III shall govern the acquisition of the Partnership Interest. If Kite Realty timely delivers an OP Notice following receipt of a ROFR Notice, subject to Section 4.1, the provisions of Article III (excluding Section 3.1(a)) shall govern the acquisition of the Partnership Interest to the extent not inconsistent with the Acquisition Terms; it being understood that if the Purchase Price is paid in Units, the value of Units shall be their Market Value as defined in Section 3.1(b).

        4.3    Failure to Timely Exercise Right.    If Kite Realty fails to timely submit an Exercise Notice or OP Notice following receipt of a ROFR Notice, Kite Realty's rights under this Agreement with respect to the Partnership Interest shall expire and be of no further force or effect; provided, however, that such rights shall be revived and reinstated in favor of Kite Realty in the event Optionor does not consummate the transaction with the Transferee on terms which are generally as good or more favorable to Optionor than the Acquisition Terms within 90 days following the Notice Date.

        4.4    ROFR Term.    The term of the right of first refusal contained in this Article IV shall run concurrently with the Option Term (the "ROFR Term").

ARTICLE V—ADDITIONAL AGREEMENTS AND COVENANTS

        5.1    Marketing the Partnership Interest for Sale.    Optionor agrees not to affirmatively market the Partnership Interest for sale during the Option Term.

        5.2    Alternative Transaction—Member Interest Acquisition.

          (a)   Consent to Alternative Transaction.    Optionor and the Members acknowledge and understand that Kite Realty may desire to effectuate a transfer of the Partnership Interest, other than through the direct acquisition of the Partnership Interest as contemplated hereby, and that Kite Realty may determine that it is more desirable or appropriate to accomplish the transfer of the Partnership Interest through the acquisition of 100% of the Member Interests (the "Member Interest Acquisition"). Optionor and the Members hereby consent to the Member Interest Acquisition, and agree to cooperate with Kite Realty; provided, that the Members receive, in the aggregate, the amount of cash or number of Units to which Optionor would be entitled under Section 3.1 upon the sale of the Partnership Interest pursuant to this Agreement, subject to the adjustments in Section 5.2(b); it being understood that the form of consideration shall be determined in the sole and absolute discretion of Kite Realty.

          (b)   Member Interest Acquisition Consideration.    Notwithstanding anything to the contrary in this Agreement, the Acquisition Consideration payable for the Member Interests shall be reduced by the amount of any Entity Indebtedness assumed or repaid by Kite Realty (including, without limitation, the payment of any applicable prepayment, assumption or other fees, costs and penalties). For purposes of this Section 5.2(b), the value of outstanding Entity Indebtedness assumed by Kite Realty shall be the principal amount thereof and any accrued and unpaid interest, plus any related prepayment, assumption and other fees, costs and penalties incurred by Kite Realty in connection with Kite Realty's assumption of such Entity Indebtedness. "Entity Indebtedness" means any outstanding financings or other arrangements entered into by Optionor (or any affiliate of Optionor) prior to the date hereof which relate to the Partnership Interest, the Optionor or the Member Interests and secured by a pledge of the Partnership Interest or Member Interests or which otherwise encumbers the Partnership Interest or Member Interests. Notwithstanding anything to the contrary contained herein, "Entity Indebtedness" shall not include any Entity Indebtedness to the extent that the aggregate of all Entity Indebtedness (plus accrued and unpaid interest and any related prepayment, assumption or other fees, costs and penalties) exceeds the Acquisition Consideration. Any financings or other arrangements encumbering the Partnership Interest or Member Interests in excess of the amount of the Acquisition Consideration (as adjusted pursuant to this Section 5.2(b)) shall be the responsibility of Optionor and shall be prepaid or repaid at or prior to the Closing Date. Optionor shall provide Kite Realty with notice of any known default under any Entity Indebtedness and shall provide copies of any written default notices Optionor may receive from the lenders of such indebtedness.

        (c)   Acquisition Process.    In the event that Kite Realty elects to accomplish the transfer of the Partnership Interest through the Member Interest Acquisition: (i) the Exercise Notice shall specify that Kite Realty elects to effectuate the Member Interest Acquisition pursuant to this Section 5.2; (ii) subject to this Section 5.2, the provisions of Article III shall govern the Member Interest Acquisition; (iii) the purchase price to be paid by Kite Realty for the Member Interests shall be equal to the Acquisition Consideration for the Partnership Interest as calculated in accordance with Section 3.1(b), subject to the adjustments in Section 5.2(b), with each Member entitled to receive such Member's pro rata share of such Acquisition Consideration based on such Member's percentage interest in Optionor (as set forth in Exhibit B); (iv) subject to Section 3.1(f), the Member Interests shall be conveyed, and the Closing Date of such acquisition shall occur, within 45 days after the determination of the Acquisition Consideration in accordance with Section 3.1; and (v) on or prior to the Closing Date, subject to Section 3.1(f), the Members, Optionor and Kite Realty shall execute and deliver the closing documentation attached hereto as Exhibit D regarding the Member Interest Acquisition, and, thereafter, the Members, Optionor and Kite Realty shall additionally acknowledge, execute, deliver and/or file (as the case may be) any and all other documents, agreements or instruments reasonably necessary or appropriate to effectuate the Member Interest Acquisition in accordance with the terms of this Agreement.

        5.3    Further Assurance.    Optionor and each Member shall execute and deliver to Kite Realty all such other and further instruments and documents and take or cause to be taken all such other and further actions as Kite Realty may reasonably request in order to effect the transactions contemplated by this Agreement, including, without limitation, instruments or documents deemed necessary or desirable by Kite Realty to effect and evidence the acquisition of the Partnership Interest or the Member Interest Acquisition in accordance with the terms of this Agreement.

        5.4    Consent to Other Approvals.    Optionor and each Member hereby acknowledges and agrees that the execution and delivery of this Agreement by Optionor and such Member shall constitute the consent, waiver or approval by Optionor and by such Member, pursuant to applicable law or Optionor's organizational documents or other agreements, to the transactions contemplated hereby, including, without limitation, the Member Interest Acquisition. For the avoidance of doubt, to the extent the consent, waiver or approval of a Member or Optionor is required to effectuate any of the transactions contemplated by this Agreement, such Member or Optionor shall be deemed to have given such consent, waiver or approval pursuant hereto.

ARTICLE VI—TERMINATION

        6.1    Termination of this Agreement.    This Agreement shall terminate and be of no further force or effect upon the earlier to occur of:

        (a)   the acquisition by Kite Realty of all right, title and interest of Optionor in the Partnership Interest in accordance with this Agreement;

        (b)   the termination of the Option and right of first refusal pursuant to Section 4.3 hereof;

        (c)   the fifth anniversary of the consummation of the Kite IPO; it being understood that, if on or prior to the date of such expiration: (i) Kite Realty has properly delivered an Exercise Notice or OP Notice, this Agreement shall remain in effect for purposes of effectuating the acquisition of the Partnership Interest or the Member Interests pursuant to such Exercise Notice or OP Notice, or (ii) Optionor has received an Offer for which a ROFR Notice has not yet been delivered by Kite Realty, or less than 30 days was elapsed since the date of the receipt by Kite Realty of the ROFR Notice, this Agreement shall remain in effect for purposes of permitting Kite Realty to exercise its rights under Article IV hereof and purchase the Partnership Interest or the Member Interests; or

        (d)   the sale, transfer or contribution by the L.P. of all the parcels comprising the Property.

        6.2    Procedure if Option Terminates.

        (a)   Notice of Termination.    If this Agreement is terminated pursuant to Section 6.1(b) or Section 6.1(d) prior to the expiration of the Option Term, Optionor and the Members will provide notice of such termination to Kite Realty (the "Option Termination Notice"). The delivery of the Option Termination Notice shall not be a condition precedent to the effectiveness of such termination.

        (b)   Verification of Termination.    Upon receipt of the Option Termination Notice, Kite Realty agrees that, if this Agreement is terminated, in accordance with its terms, Kite Realty will execute, acknowledge and deliver to Optionor in recordable form with appropriate authorization for recording, within 10 days from request therefore, a quitclaim deed or any other document reasonably requested by Optionor or a title insurance company to verify the termination of this Agreement, including, without limitation, the Option.

        (c)   Right to Documents.    Upon receipt of the Option Termination Notice, Kite Realty shall forthwith deliver (or cause to be delivered) to Optionor and shall be deemed to have assigned to Optionor (without the execution of further documentation or instruments), any governmental applications, permits, maps, plans, specifications and other documents in its possession or that it has made or contracted to be made respecting the Property or the Partnership Interest, including, without limitation, all engineering reports, surveys, soil tests, seismic studies, environmental reports, grading, flood control and drainage plans, design renderings, market analyses, feasibility studies, proposed tentative, parcel and final maps, and all correspondence with governmental agencies and their personnel concerning the same (other than materials in Kite Realty's or any subsidiary's or affiliated company's possessions or pursuant to any continuing agreement between Kite Realty, on the one hand, and Optionor or any of the Members, on the other hand).

        6.3    Effects of Termination.    In the event of termination of this Agreement pursuant to Section 6.1, the provisions of Sections 3.4, 6.1, 6.2 and 6.3 and Articles VIII and IX shall survive the termination of this Agreement; it being understood that, with respect to termination pursuant to Section 6.1(a), the provisions of this Agreement that contemplate performance after the Closing Date and the obligations of the parties not fully performed on the Closing Date shall survive the Closing Date and shall not be deemed to be merged into or waived by the instruments executed as of the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.3 shall be deemed to release any party from liability for any breach by such party of the terms or provisions of this Agreement or to impair the right of any party to enforce its respective rights hereunder.

ARTICLE VII—REPRESENTATIONS, WARRANTIES AND COVENANTS

        As a material inducement to Kite Realty to enter into this Agreement, Optionor and each Member hereby make to Kite Realty, severally but not jointly, each of the representations and warranties set forth in this Article VII, which representations and warranties are true and correct as of the date hereof, and hereby covenant as follows:

        7.1    Organization; Authority.    Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Optionor and each Member have full right, authority, power and capacity: (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Optionor and such Member pursuant to this Agreement and (b) to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor and such Member pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor and such Member, each enforceable in accordance with its respective terms. The execution, delivery and performance of this Agreement and each such agreement, document and instrument by or on behalf of Optionor and such Member: (i) does not and will not violate any foreign, federal, state, local or other laws applicable to Optionor or such Member or require Optionor or such Member to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made prior to the date hereof (other than approvals, consents or waivers under any Project Indebtedness or Entity Indebtedness); and (ii) does not and will not violate any term, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, lease or other instrument to which Optionor or such Member is a party or by which the property of Optionor or such Member is bound or affected.

        7.2    Title to the Partnership Interest; No Agreements to Sell.    Optionor owns beneficially and of record, free and clear of any claim, lien (including, without limitation, tax liens), option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, "Encumbrances"), and has full power and authority to convey free and clear of any Encumbrances, the Partnership Interest, except (i) Encumbrances created in favor of Kite Realty by the transactions contemplated hereby, (ii) Encumbrances that are extinguished at or prior to the Closing Date, and (iii) Encumbrances relating to the Project Indebtedness or any Entity Indebtedness. Other than this Agreement, Optionor is not currently a party to any agreement to sell, transfer or otherwise encumber or dispose of, and has no obligation (absolute or contingent) to sell, the Partnership Interest owned by Optionor. Optionor covenants and agrees not to encumber the Partnership Interest during the Option Term except in connection with the Project Indebtedness and any Entity Indebtedness.

        7.3    Title to the Member Interests; No Agreements to Sell.    Each Member owns beneficially and of record, free and clear of any Encumbrances, and has full power and authority to convey free and clear of any Encumbrances, the Member Interests listed on Exhibit B hereto as owned by such Member, except (i) Encumbrances created in favor of Kite Realty by the transactions contemplated hereby, (ii) Encumbrances that are extinguished at or prior to the Closing Date, and (iii) Encumbrances relating to the Project Indebtedness or any Entity Indebtedness. Other than this Agreement, such Member is not currently a party to any agreement to sell, transfer or otherwise encumber or dispose of, and has no obligation (absolute or contingent) to sell, the Member Interests owned by such Member. Each Member covenants and agrees not to encumber such Member's Member Interests during the Option Term except in connection with the Project Indebtedness and any Entity Indebtedness.

        7.4    Status as a United States Person.    Neither Optionor nor any of the Members is a foreign person within the meaning of Section 1445 of the Internal Revenue Code ("Section 1445"). Optionor's U.S. taxpayer identification number and each Member's social security number that have previously been provided to Kite Realty are correct. Optionor's office address and each Member's home address are the addresses set forth opposite their signatures below. Upon request by Kite Realty, Optionor and each Member agrees to complete and provide to Kite Realty a certificate of non-foreign status substantially in the form provided in Section 1.1445-5(b)(3)(D) of the Treasury regulations.

        7.5    No Brokers.    Neither Optionor nor any of the Members has entered into, and covenants that it or he will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of Kite Realty to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        7.6    Assets.    The Partnership Interest is the sole asset of the Optionor other than cash or cash equivalents. Optionor covenants not to acquire any assets other than those to be made part of or used in connection with the Partnership Interest.

        7.7    Accredited Investor Status.    Each Member is an "accredited investor" within the meaning of the federal securities laws.

ARTICLE VIII—INDEMNIFICATION

        Optionor and each Member, severally and not jointly, agree to indemnify Kite Realty, its affiliates and their respective trustees, directors, officers, members, partners, employees, agents, successors and assigns (the "Indemnitees") in respect of, and hold the Indemnitees harmless against, any and all liabilities (whether absolute or contingent, known or unknown or accrued or unaccrued), damages, judgments, fines, fees, penalties, obligations, deficiencies, losses and expenses (including, without limitation, reasonable fees and expenses of attorneys and accountants and including, without limitation, amounts paid in settlement) ("Damages") actually incurred or suffered by any Indemnitee, and to reimburse each Indemnitee for such Damages which are suffered or incurred by such Indemnitee or to which such Indemnitee may otherwise become subject, arising out of or resulting from the untruth, inaccuracy or breach of any representation or warrant of Optionor or any of the Members contained in this Agreement, or any breach, non-fulfillment or failure to perform any agreement or covenant of Optionor or any of the Members contained in this Agreement.

ARTICLE IX—ASSIGNMENT; TRANSFER OF MEMBER INTERESTS

        9.1    Kite Realty's Right to Assignment.    Kite Realty may not assign the Option or the right of first refusal granted pursuant to Article IV hereby without Optionor's prior written consent, which consent may be conditioned, withheld or delayed in Optionor's sole and absolute discretion; provided, that Kite Realty may assign the Option or the right of first refusal granted pursuant to Article IV hereby without Optionor's consent to (i) the REIT, (ii) any direct or indirect controlled affiliate of the REIT or Kite Realty or (iii) any entity into which Kite Realty has merged or otherwise is the result of a business combination directly involving Kite Realty.

        9.2    Optionor's Right to Assignment.    Optionor may not assign its interests in this Agreement, in whole or in part, without Kite Realty's prior written consent, which consent may be conditioned, withheld or delayed in Kite Realty's sole and absolute discretion.

        9.3    Transfer of Member Interests.    A Member may Transfer (as defined below) all or any portion of such Member's Member Interest by complying with the provisions of this Section 9.3. If a proposed Transfer would result in a "Change of Control" (as defined below), then such Member shall provide written notice of such Transfer to Kite Realty at least 30 days prior to the proposed Transfer (the "Transfer Notice"). For purposes of this Section 9.3: (a) "Transfer" shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, other than a pledge, mortgage, or hypothecation of or granting of a security interest in, a Member Interest in connection with the Project Indebtedness or any Entity Indebtedness; and (b) "Change of Control" shall mean (i) the Transfer of more than 50% of the voting ownership interests in Optionor or (ii) if there is no voting ownership interest, the Transfer of more than 50% of the equity ownership interests in Optionor. Notwithstanding the foregoing, no purported Transfer of all or any portion of a Member Interest (whether or not such Transfer would result in a Change of Control) shall be effective unless and until the transferee becomes a party to this Agreement and bound by the terms and conditions of this Agreement as a "Member" (regardless of whether or not such transferee is admitted as a member of Optionor) by executing and delivering a counterpart signature page to this Agreement to Kite Realty. Any purported transfer of a Member Interest in violation of this Section 9.3 shall be null and void.

ARTICLE X—MISCELLANEOUS

        10.1    Amendment; Waiver.    This Agreement may not be amended except by an instrument in writing signed by the parties. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

        10.2    Entire Agreement; Counterparts; Applicable Law.    This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which, including, without limitation, validity, interpretation and effect, shall constitute but one and the same instrument and (c) shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Indiana without giving effect to the conflict of law provisions thereof.

        10.3    Severability.    If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by Kite Realty to effect such replacement.

        10.4    Binding Effect.    This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective permitted successors and permitted assigns.

        10.5    Equitable Remedies.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Indiana (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

        10.6    Notices.    Any notice or demand which must or may be given under this Agreement (including, without limitation, the Exercise Notice, the OP Notice, the ROFR Notice, the Transfer Notice and the Option Termination Notice) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).

        10.7    Recording.    Subject to applicable consents required under any financing related to the Property or the Partnership Interest, Kite Realty shall have the right to record a memorandum of this Agreement in the real property records of the county in which the Property is situated. If Kite Realty records such a memorandum, Kite Realty covenants and agrees to record the appropriate notice of termination or cancellation upon the expiration or earlier termination of this Agreement.

        10.8    Fees and Expenses.    Except to the extent contemplated in Section 3.1(f), Section 3.4(d), Section 3.4(e) or Article VIII hereof, all fees and expenses incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

        10.9    Reliance.    Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

[Signature page follows]

        IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first set forth above.

Address:
OPTIONOR:
KITE SOUTH BEND, LLC
Kite South Bend, LLC	By:
c/o Kite Realty Group Trust
30 S. Meridian Street	Name:
Suite 1100
Indianapolis, Indiana 46204	Title:
Fax No.: (317) 577-5605
KITE REALTY:
KITE REALTY GROUP, L.P.
Kite Realty Group, L.P.	By:	KITE REALTY GROUP TRUST, its
c/o Kite Realty Group Trust		General Partner
30 S. Meridian Street
Suite 1100		By:
Indianapolis, Indiana 46204
Fax No.: (317) 577-5605		Name:

Title:

MEMBERS:
Alvin E. Kite, Jr. c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204 Fax No.: (317) 577-5605	Alvin E. Kite, Jr.
John A. Kite c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204 Fax No.: (317) 577-5605	John A. Kite
Paul W. Kite c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204 Fax No.: (317) 577-5605	Paul W. Kite
Thomas K. McGowan c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204 Fax No.: (317) 577-5605	Thomas K. McGowan

EXHIBITS TO THE OPTION AGREEMENT*

Exhibit A	Description of Real Property
Exhibit B	Member Interests
Exhibit C	Closing Documentation (Partnership Interest)
Exhibit D	Closing Documentation (Member Interests)

*
The registrant agrees to furnish, supplementally, a copy of omitted Exhibits A, C and D to the SEC upon request.

EXHIBIT B

MEMBER INTERESTS

Member	Member Percentage Interests
Alvin E. Kite, Jr.	30%
John A. Kite	25%
Paul W. Kite	25%
Thomas K. McGowan	20%

QuickLinks

FORM OF OPTION AGREEMENT (Erskine Village)
R E C I T A L S
ARTICLE I—THE OPTION
ARTICLE II—PROCESS FOR EXERCISE OF THE OPTION
ARTICLE III—ACQUISITION PROCESS
ARTICLE IV—RIGHT OF FIRST REFUSAL
ARTICLE V—ADDITIONAL AGREEMENTS AND COVENANTS
ARTICLE VI—TERMINATION
ARTICLE VII—REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE VIII—INDEMNIFICATION
ARTICLE IX—ASSIGNMENT; TRANSFER OF MEMBER INTERESTS
ARTICLE X—MISCELLANEOUS
EXHIBITS TO THE OPTION AGREEMENT
EXHIBIT B MEMBER INTERESTS